INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of Pacific Sunwear of California, Inc. pertaining to the Pacific Sunwear of California, Inc. Fifth Amended and Restated 1992 Stock Award Plan on Form S-8 of our report dated March 11, 1997, appearing in the Annual Report on Form 10-K of Pacific Sunwear of California, Inc. for the year ended February 2, 1997.



Costa Mesa, California
August 25, 1997